Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
India Globalization Capital, Inc.

We hereby consent to the incorporation by reference to (i) the Registration Statement No. 333-171609 and 333-215669 both on Form S-8 pertaining to the India Globalization Capital, Inc. 2008 Omnibus Incentive Plan and to (ii) the Registration Statements No. 333-201753 and No. 333-201822 both on Form S-3 of India Globalization Capital Inc., of our report dated July 13, 2017, with respect to the consolidated financial statements of India Globalization Capital Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2017.

AJSH & Co LLP
Delhi, India
July 13, 2017